Exhibit 3.1
SECOND AMENDED AND RESTATED CERTIFICATE OF FORMATION
OF
GENERAL MOTORS FINANCIAL COMPANY, INC.
The name of the Corporation is General Motors Financial Company, Inc. (the “Corporation”) and its file number assigned by the Texas Secretary of State is 107735100. The Corporation is a Texas for-profit corporation. The Corporation was formed by filing Articles of Incorporation with the Texas Secretary of State on May 18, 1988. Pursuant to the provisions of the Texas Business Organizations Code (the “TBOC”), the Corporation has approved this Second Amended and Restated Certificate of Formation (this “Restated Certificate”) in the manner required by the TBOC and the governing documents of the Corporation and hereby adopts and files with the Texas Secretary of State this Restated Certificate, which accurately states and copies the Corporation’s Amended and Restated Certificate of Formation and all amendments thereto that are in effect to date (collectively, the “Existing Certificate”) as further amended by this Restated Certificate as hereinafter set forth below, as permitted by the TBOC. This Restated Certificate becomes effective when it is filed by the Texas Secretary of State. The Existing Certificate is hereby amended and restated to read in its entirety as follows:
ARTICLE I. NAME
The name of the corporation is General Motors Financial Company, Inc. (the “Corporation”).
ARTICLE II. ENTITY-TYPE
The Corporation is a for-profit corporation.
ARTICLE III. PURPOSE
The purpose for which this Corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Organizations Code (the “TBOC”).
ARTICLE IV. SHARES
Section 4.01 Classes of Stock and Authorized Shares. The Corporation is authorized to issue two classes of stock which shall be designated, respectively, “Common Stock” and “Preferred Stock.” The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is two hundred sixty million (260,000,000), consisting of (a) ten million (10,000,000) shares of Common Stock, par value $0.0001 per share (“Common Stock”), and (b) two hundred fifty million (250,000,000) shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”).
Section 4.02 Preferred Stock. The Board of Directors is hereby expressly authorized, by resolution or resolutions from time to time adopted, to provide, out of the unissued shares of Preferred Stock, for the issuance of series of Preferred Stock. Before any shares of any such series are issued, the Board of Directors shall fix and determine, and hereby is expressly empowered to fix and determine, by resolution or resolutions, the designations, preferences, limitations and relative rights, including voting rights, of the shares of each such series, including but not limited to any of the following:
(a)the designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;
(b)subject to the last paragraph of this Article IV, whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be full or limited;
(c)the dividends, if any, payable on such series and at what rates, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;
(d)whether the shares of such series shall be subject to redemption by the Corporation, and, if so, prices and other terms and conditions of such redemption;
(e)the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;
(f)whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and other terms and provisions relative to the operation thereof;
(g)whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of this class or any other class or classes of securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange; provided, however, that no shares of any series shall be convertible into, or exchangeable for, shares of Common Stock or into shares of any other securities that are convertible into, or exchangeable for, shares of Common Stock;
(h)the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the taking of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of this class;
(i)the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or any other series of this class or of any other class; and

(j)any other powers, preferences and relative, participating, optional and other special rights and any qualifications, limitations and restrictions thereof.
ARTICLE V. REGISTERED OFFICE AND AGENT
The street address of the Corporation’s registered office is 211 E. 7th Street, Suite 620, Austin, Texas 78701, and the name of its registered agent at such address is Corporation Service Company d/b/a CSC-Lawyers Incorporating Service Company.
ARTICLE VI. DIRECTORS
The number of directors currently constituting the Board of Directors is three (3), and the names and addresses of the persons who are currently serving as directors until the next annual meeting of the shareholders or until their successors are elected and qualified are:

NAME	ADDRESS

Mary T. Barra	300 Renaissance Center, Detroit, Michigan 48265-3000

Daniel E. Berce	801 Cherry Street, Suite 3500, Fort Worth, Texas 76102

Paul A. Jacobson	300 Renaissance Center, Detroit, Michigan 48265-3000

ARTICLE VII. AMENDMENTS TO BYLAWS
The Board of Directors shall have the power to alter, amend or repeal the Bylaws of the Corporation or to adopt new Bylaws.

ARTICLE VIII. INDEMNIFICATION
Section 8.01 Mandatory Indemnification. The Corporation shall indemnify and advance expenses to every current or former director and officer of the Corporation in the manner and to the fullest extent permitted by the TBOC as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expenses (including judgments, fines, payments in settlement, attorneys’ fees and other expenses) reasonably incurred or suffered by or on behalf of such director or officer in connection with any proceeding in which such director or officer was or is made or is threatened to be made a party or called as a witness or is otherwise involved by reason of the fact that such director or officer is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a representative of any other entity, whether the basis of such proceeding is an alleged action in an official capacity as a representative or in any other capacity while serving as a representative.

Section 8.02 Permissive Indemnification.
(1) Subject to the other provisions of this Article, the Corporation may indemnify and advance expenses to every current or former employee or agent of the Corporation who is not a director or officer of the Corporation in the manner and to the fullest extent permitted by the TBOC as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against any and all expenses (including judgments, fines, payments in settlement, attorneys’ fees and other expenses) reasonably incurred by or on behalf of such current or former employee or agent in connection with any proceeding in which such current or former employee or agent was or is made or is threatened to be made a party or called as a witness or is otherwise involved by reason of the fact that such employee or agent is or was an employee or agent of the Corporation. Except as set forth in paragraph (2) below, the ultimate determination of entitlement to indemnification of current or former employees or agents who are not officers and directors shall be made in such manner as is provided by the TBOC.
(2) The Corporation shall indemnify and advance expenses to every current and former employee and agent of the Corporation who is not a director or officer of the Corporation in the manner and to the fullest extent permitted by the TBOC as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against any and all expenses (including judgments, fines, payments in settlement, attorneys’ fees and other expenses) reasonably incurred by or on behalf of such current or former employee or agent in connection with any proceeding in which such current or former employee or agent was or is made or is threatened to be made a party or called as a witness or is otherwise involved by reason of the fact that such employee or agent is or was serving at the request of the Corporation as a representative of any other entity, whether the basis of such proceeding is an alleged action in an official capacity as a representative or in any other capacity while serving as a representative.
Section 8.03 Initiated Proceedings. The Corporation shall not be required to indemnify any person in connection with a proceeding initiated by such person if the proceeding was not authorized by the Board of Directors.
Section 8.04 Advancement of Expenses.
(1) The Corporation shall pay the expenses of persons indemnified by the Corporation pursuant to Sections 8.01 or 8.02(2) of this Article VIII incurred in defending any proceeding in advance of its final disposition; provided, however, that such payment shall be made only upon receipt of (i) a written affirmation by the indemnitee of their good faith belief that they have met the standard of conduct necessary for indemnification under this Article VIII or otherwise, and (ii) a written undertaking by the indemnitee to repay all amounts advanced if it should be ultimately determined by final judicial decision from which there is no further right of appeal that the indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

(2) The payment of expenses of a person indemnified by the Corporation pursuant to Section 8.02(1) of this Article VIII incurred in defending any proceeding in advance of its final disposition shall be made by or in the manner provided by resolution of the Board of Directors or by a committee of the Board of Directors; provided, however, that such payment shall be made only upon receipt of (i) a written affirmation by the indemnitee of their good faith belief that they have met the standard of conduct necessary for indemnification under this Article VIII or otherwise, and (ii) a written undertaking by the indemnitee to repay all amounts advanced if it should be ultimately determined by final judicial decision from which there is no further right of appeal that the indemnitee is not entitled to be indemnified under this Article VIII or otherwise.
Section 8.05 Claims of Expenses. If a claim for indemnification or advancement of expenses by a person indemnified by the Corporation pursuant to Sections 8.01 or 8.02(2) of this Article VIII is not paid in full within ninety (90) days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or advancement of expenses under this Article VIII or otherwise.
Section 8.06 Non Exclusivity of Rights. The rights conferred on any person by this Article VIII shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, any provision of the Restated Certificate or the Corporation’s Bylaws or of any agreement, any vote of shareholders or disinterested directors or otherwise.
Section 8.07 Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a representative of another entity shall be reduced by any amount such person collects as indemnification from such other entity. The Corporation shall not be obligated pursuant to the terms of this Article VIII to make any payment provided under Section 8.02 of amounts otherwise indemnifiable hereunder (or for which advancement is provided hereunder) if and to the extent that the indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement, applicable law or otherwise. In the event of any payment under Section 8.02, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of a indemnitee, who shall execute all papers required and take all reasonable action necessary to secure such rights, including execution of such documents as are necessary to enable the Corporation to bring suit to enforce such rights.
Section 8.08 Insurance. The Board of Directors may, to the fullest extent permitted by the TBOC, authorize an appropriate officer or officers to purchase and maintain, at the Corporation’s expense, insurance: (i) to reimburse the Corporation for any obligation which it incurs under the provisions of this Article VIII as a result of the indemnification of past, present or future directors, officers, employees and agents who have served in the past, are now serving or in the future will serve on behalf of the Corporation or at the request of the Corporation as a representative or another entity; and (ii) to pay on behalf of or to indemnify such persons against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article VIII, whether or not the Corporation would have the power to indemnify such persons against such liability under this Article VIII or otherwise.
Section 8.09 Nature of Rights; Amendment or Repeal. The rights conferred in this Article VIII shall be contract rights that shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors, administrators, or other legal representatives. Any repeal or modification of the foregoing provisions of this Article VIII shall be prospective only and shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.
ARTICLE IX. LIMITATION ON DIRECTOR LIABILITY
A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except that this provision does not limit or eliminate the liability of a director to the extent that the director is found liable under applicable law for (i) a breach of a director’s duty of loyalty to the Corporation or its shareholders, (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, or (iv) an act or omission for which the liability of a director is expressly provided for by statute.

ARTICLE X. NO DIMINISHMENT OR ADVERSE AFFECT ON EXISTING VESTED RIGHTS
The adoption of this Restated Certificate shall not shall diminish or adversely affect any right to exculpation or indemnification or advancement of expenses that shall have become vested under the Corporation’s Existing Certificate or Bylaws or otherwise existing prior to the date that this Restated Certificate shall have become effective.

IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Certificate of Formation on this 9th day of February, 2021.

By:     /s/ Frank E. Brown III
Name:    Frank E. Brown III
Title:    Senior Vice President, Corporate Counsel and Secretary

[Signature Page to Second Amended and Restated Certificate of Formation of
General Motors Financial Company, Inc.]
7